UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Fifth Street Finance Corp.
(Name of Registrant as Specified In Its Charter)

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July 28, 2017

To All Fifth Street Finance Corp. (“FSC”) Stockholders:

Fifth Street Asset Management Inc. (“FSAM”) announced on July 14, 2017 that it has entered into a definitive asset purchase agreement with Oaktree Capital Management, L.P. (“Oaktree”), an affiliate of Oaktree Capital Group, LLC, under which Oaktree will acquire the BDC investment advisory business currently conducted by an indirect, partially owned subsidiary of FSAM. Under the terms of the agreement, at the closing of the transaction:

•	Oaktree will replace Fifth Street Management LLC (“FSM”) as the investment adviser to FSC and an Oaktree affiliate will become FSC’s administrator, and;

•	FSC will be renamed Oaktree Specialty Lending Corporation (new ticker symbol: OCSL) and will continue to be publicly-traded on Nasdaq.

The new investment advisory agreement has been unanimously approved by the Board of Directors of FSC. As detailed in the enclosed proxy materials, your Board of Directors believes that the pending transaction is in the best interests of FSC stockholders. We are inviting you to attend a Special Meeting of Stockholders to be held on September 7, 2017 at 11 a.m., Eastern Time, at the Courtyard Rye to vote on the new investment advisory agreement with Oaktree and the election of five new directors. For the reasons included below and discussed in the enclosed proxy statement, we encourage stockholders to vote FOR the new investment advisory agreement and five proposed director nominees.

Attractive Fee Structure

As part of the transaction, Oaktree has proposed to adjust the fee structure of FSC to better align the interests of BDC stockholders and reflect market best practices, which we believe will benefit BDC investors over the long-term.

•	Under Oaktree’s proposed investment advisory agreement, the management fee rate for FSC will be reduced from 1.75% to 1.50%, and the incentive fee rate will be reduced from 20.0% to 17.5% with respect to both income and capital gains.

•	Over the next two years, Oaktree has committed to waive management and incentive fees that, in the aggregate, are in excess of what stockholders would have paid during that period under the current FSC fee structure.

Additional information regarding the revised fee structure is provided in the enclosed Proxy Statement.

Creating a Platform for Long-Term Value

The transaction also presents FSC stockholders with the opportunity for future growth potential of the portfolio as part of a larger, more diversified manager led by a highly experienced team.

•	Oaktree is the ideal firm to grow and stabilize the BDC portfolios. With approximately $100 billion of assets under management, a demonstrated focus on disciplined credit investing, and over 20 years of experience investing in non-investment grade credit to middle-market companies in the United States, Oaktree has the investment acumen to manage the BDCs effectively and maximize value for their investors over time.

We are confident that this is an excellent outcome for our stockholders and that the transition to Oaktree’s highly experienced team will be a smooth one. We believe Oaktree’s long-term strategy of emphasizing return consistency and downside protection, along with the proposed changes to FSC’s fee structures, should be beneficial to FSC stockholders going forward.

Thank you for your continued support.

Bernard D. Berman

Chairman and Chief Executive Officer

Vote FOR the Proposal and

Director Nominees TODAY

Your vote is extremely important, no matter how many shares you own. Please take a moment to vote FOR the proposal set forth in this Proxy Statement and FOR the director nominees named in this Proxy Statement today—

by telephone toll-free at 1-866-804-9616

by Internet at www.AALVote.com/FSCSMII

or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you have any questions about executing or delivering your proxy card or require assistance, please contact our proxy solicitor, Alliance Advisors, toll-free at 1-888-991-1291